Caesars Entertainment Corporation (CZR)
First Quarter 2014 Earnings Announcement
May 7, 2014

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 7 at 2:00 p.m. PT (5:00 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment first quarter 2014 results conference call. Joining me today from Caesars Entertainment Corporation are Gary Loveman, Chief Executive Officer, and Donald Colvin, Chief Financial Officer.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today’s prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.
Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting first quarter 2014 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon’s press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to property EBITDA and net income/loss to adjusted EBITDA can be found in the tables in our press release.

This call, the webcast and its replay are the property of Caesars Entertainment. It is not for rebroadcast or use by any other party without the prior written consent of Caesars Entertainment. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
Lastly, as a reminder, please note that Caesars Entertainment Corporation (CEC) is primarily comprised of three operating structures:

•	Caesars Entertainment Operating Company (CEOC), which consists of Caesars Palace in Las Vegas as well as a majority of Caesars regional properties;

•	Caesars Entertainment Resort Properties (CERP), which includes six casino properties, predominately in Las Vegas, the LINQ and High Roller and the Octavius Tower at Caesars Palace; and

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Caesars Growth Partners (CGP), a joint venture with Caesars Acquisition Company, which owns CIE, Planet Hollywood, The Quad, The Cromwell and Bally’s Las Vegas as well as a 41% interest in Horseshoe Baltimore. CGP is a consolidated variable interest structure in which Caesars Entertainment holds nonvoting units.

As we move forward with this call, the words “Company”, “Caesars”, “Caesars Entertainment”, “we”, “our”, and “us” refer to Caesars Entertainment Corporation and its consolidated entities, unless otherwise stated or the context requires otherwise.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and welcome to today’s call.
The early months of 2014 have seen great strides in our strategies to improve our Las Vegas hospitality offerings, enhance our distribution network and improve the company’s financial condition. In Vegas, we opened or are about to open several new assets that have been under development for some time and are encouraged by a strong first quarter performance there. CIE experienced impressive growth, and Caesars Entertainment received preliminary approval to develop a casino resort in South Korea. Concurrently, we have adjusted our capacity to the existing demand in oversupplied markets and worked aggressively to create stability and improve CEOC’s capital structure.
Before I cover the quarter’s performance and highlights, I would like to review yesterday’s announcement about efforts designed to prepare CEOC for deleveraging and provide the subsidiary with the flexibility to execute its business plan. While this process is anticipated to take some time, the actions CEOC is undertaking lay the foundation for significant improvement. The steps we have taken reflect our singular motivation to restore the financial health of CEOC. I am confident that the actions we have taken previously and those we announced yesterday are in the best long-term interest of the enterprise, its employees and the communities in which we operate.

Now, on to the specifics of our announcements:

•	CEOC launched a $1.75 billion incremental term loan and the associated refinancing of all 2015 maturities;

•	Caesars Entertainment sold 5% of CEOC equity to a group of institutional investors, and agreed to pursue a listing of CEOC equity;

•	CEOC launched a credit facility amendment; and

•	CEOC completed the sale of three Las Vegas properties to Caesars Growth Partners.
Upon successful completion of these transactions:

•	CEOC will have no material maturities until 2016;

•	CEOC will have taken steps towards creating an equity currency that may be used in liability management or to aid in the reduction of debt; and

•	CEOC will have added headroom under its maintenance covenant.
Additionally, now that CEOC is no longer a wholly owned subsidiary of Caesars Entertainment, the Caesars Entertainment guarantee of CEOC’s bonds has been released in accordance with the terms of the bond indentures.
The full complement of financial and operational actions taken to date have led to the creation of substantial value in two stable structures: Caesars Growth Partners and Caesars Entertainment Resort Properties. Further, the formation of Caesars Growth Partners provides a platform to invest in new opportunities. Caesars Entertainment benefits from Growth Partners’ new projects as a result of its 58% economic stake in Growth Partners, its receipt of management fees and the participation of Growth Partners’ assets in the Total Rewards network. With these measures completed or underway, our attention is now focused on improving CEOC’s financial condition.
As was discussed on the Caesars Acquisition Company conference call this morning, the previously announced sale of The Quad Resort & Casino, Bally’s Las Vegas and The Cromwell to Growth Partners was completed earlier this week, following the receipt of approval from the Nevada Gaming Commission. The sale of Harrah’s New Orleans by CEOC to Growth Partners is expected to close in the second quarter, following approval by the Louisiana Gaming Control Board. Upon completion of the sale, CEOC will have more than $3.0 billion in cash.
On the last Caesars Entertainment conference call, we reported on our plans to establish a joint venture among Growth Partners, CERP, and CEOC to provide centralized services to properties in each of our structures. We are still working on the details of the joint venture, but I wanted to emphasize an important point: Services Co. will be a cash flow neutral entity. All of its costs will be allocated to the properties based on their use of the services. As we work through additional details, we will provide additional information.

Now, moving on to our results and developments.
We had a strong quarter in Las Vegas, which benefited from exceptional demand in the group, international and FIT businesses. On the interactive side, CIE performed extremely well in the quarter, driven by double-digit growth in social and mobile games. Mitch Garber covered CIE’s results in detail earlier today on the Caesars Acquisition Company earnings call. These encouraging performances were offset by weaker numbers in the Atlantic Coast region and the Midwest, both of which were negatively impacted by poor weather and weak visitation trends.
At the end of March, CEOC announced the difficult decision to close Harrah’s Tunica. The market around Tunica is saturated and has been in decline for some time. I am confident the combined impact of these initiatives will improve performance across our footprint. We continuously evaluate the supply and demand in all of our markets, and are committed to adjusting capacity and investment to address market conditions.
I will now turn to our strategic investments. For the past several years, we have been prioritizing the enhancement of our hospitality offerings in Las Vegas to meet customers’ evolving preferences. Recall, all three Caesars structures: CEOC, CERP and Growth Partners, have exposure to the Las Vegas market and share in the benefits associated with these investments.
The LINQ and High Roller, which are owned by CERP, epitomize our innovative investment in hospitality and the enhancement of available offerings in Las Vegas. Combined with the opening later this month of The Cromwell and the renovation of The Quad, the previously completed overhaul of the Jubilee Tower at Bally’s and the Axis Theater at Planet Hollywood, Caesars’ properties on the East side of the Strip will have been completely redefined and upgraded. I am confident the combined impact of these initiatives will improve performance across our footprint. Since opening the High Roller at the end of March, surrounding properties are already experiencing increased traffic. I am optimistic this dynamic will continue to play itself out in the coming months.
Consider a few specifics:

•	The High Roller has received rave reviews from media outlets around the world and has welcomed thousands of riders a day in the early weeks of operation.

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Last month, the Academy of Country Music hosted its Party for a Cause celebration at The LINQ’s festival space, accommodating tens of thousands of visitors. Many of these guests later visited the High Roller and passed through the retail, dining and entertainment corridor. The space behind the High Roller has great potential to host events and attract more people to the center of the Strip.

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Next door, renovation work on The Quad, now owned by Growth Partners, has begun. As Mitch discussed earlier today, The Quad occupies an important position at the entrance to The LINQ. With the opening of The LINQ and High Roller,

The Quad has already experienced improved volume. I am optimistic the renovation will boost ADR and gaming revenue there.

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At The Cromwell, also now part of Growth Partners, the gaming floor opened in late April. On its first Saturday, the property generated more “coin in” than on any day since 2007 despite the fact the hotel, restaurants and other amenities have yet to open. The property will celebrate its grand opening in a few weeks and we look forward to unveiling the boutique, lifestyle hotel as well as Giada De Laurentiis’ eponymous restaurant and Drai’s rooftop pool and night club. Advance bookings are strong, and we are excited about the addition of this unique property to the Strip.

As all three operating structures work to diversify and expand the customer base, hospitality initiatives play a pivotal role in Las Vegas and throughout our network. I am pleased to welcome Bob Morse to our company as President of Hospitality. Bob has extensive experience in the industry, most recently serving as Chief Operating Officer of the Americas region for InterContinental Hotels Group.
Earlier today, Asia Miles announced its partnership with Caesars Entertainment. Asia Miles is one of the largest travel loyalty programs in Asia with some 6 million members. The alliance builds on the strategy to expand our reach and relevance to more customers and align our offerings with leading brands and loyalty programs. The integration of our loyalty efforts with other industry-leading programs offers a rich source of customer acquisition and activity.
The Play by Total Rewards mobile app has received positive feedback from consumers since its launch last year. The latest version provides guests with more opportunities to facilitate their experiences with Caesars-branded properties on mobile devices, including booking hotel stays and accessing Total Rewards accounts from iOS and Android devices.
In addition to the investments in hospitality and marketing I have described, our operating subsidiaries have expanded the company’s distribution network in recent years with the opening of several new properties. In the third quarter, Horseshoe Baltimore will celebrate its grand opening. Recall, Growth Partners owns a 41% equity stake in the Baltimore project.
Late last month, we announced our intent to pursue a license to develop a resort casino in Woodbury, New York. Woodbury is ideally situated for the proposed development given its proximity to New York City, transportation and attractions such as Woodbury Commons Premium Outlets. We are collaborating with David Flaum, a local developer, on the proposed project and will work together to secure the required permits and approvals.
Also, with respect to the development pipeline, the government of South Korea announced in mid-March that Lippo and Caesars Entertainment Corporation have received preliminary approval to operate a jointly owned foreigners-only casino in Incheon, South Korea.

The receipt of preliminary approval is an exciting development for Caesars. The project presents a promising opportunity to expand our brand and network into Asia. The consortium’s plan includes a casino, hotels and resort amenities, live entertainment venues and a standalone convention center. If all goes as planned, we hope to open the resort in time to welcome visitors to the 2018 Winter Olympics.
Caesars may elect to include Growth Partners in the development of both the New York and South Korea projects. In that event, it is anticipated that Growth Partners would make the capital investments.
Let me now turn it over to Donald to review financial performance in the first quarter.
Donald Colvin:
Thank you, Gary.
At a high level, I will briefly review the drivers of performance for the three structures that consolidate into Caesars Entertainment - CERP, Growth Partners and CEOC.
Starting off with CERP, Q1 net revenue increased 2% from the prior year period to $492 million and adjusted EBITDA decreased 4% to $113 million. CERP’s concentration in the Las Vegas market was a key driver of performance. Casino revenues were down moderately in Las Vegas offset by strength in hospitality revenue.
At Growth Partners, Q1 performance was driven by strong growth in social and mobile games and favorable results across all key gaming and non-gaming offerings at Planet Hollywood. Detailed information on CGP’s first quarter financial results can be found in the earnings release issued by Caesars Acquisition Company earlier today.
Moving on to CEOC, net revenue was $1.4 billion in the first quarter, down approximately 11% from the prior year. CEOC adjusted EBITDA decreased approximately 25% to $250 million. Performance at CEOC was impacted by poor weather predominately in the Atlantic Coast region, the Gulf Coast region and the Midwest. The softness in visitation levels was largely from the regional non-VIP guests. Increased variable marketing costs and unfavorable hold also weighed on performance.
On a consolidated basis, first quarter net revenue declined approximately 2% from the year ago period as lower casino revenue and higher variable marketing programs, which are a contra-revenue, were partially offset by higher hospitality revenue and strength in social and mobile games at CIE. On the expense side, costs were elevated due to increased marketing expenses and higher corporate costs. Consolidated adjusted EBITDA declined 10%. Net revenue in Las Vegas increased approximately 6% due to strength in hotel, F&B and entertainment revenue. Hotel revenue was particularly strong with quarterly cash ADR of $121, up approximately 27% year over year, driven predominately by resort fees and outstanding demand for convention facilities in the

Las Vegas market. Atlantic Coast net revenue decreased approximately 14% driven by lower casino revenues, predominately attributable to the weather impact and reduced visitation trends I discussed earlier. CEOC also saw softness in the Gulf Coast. Other US regions decreased 7% in net revenues.
We are committed to driving efficiency, improving working capital, generating operating and EBITDA improvements, and further enhancing our balance sheet, with a particular focus on CEOC’s capital structure. In early April, Caesars Entertainment issued approximately $136 million in equity through a primary stock issuance. There were no debt repurchases in the quarter.
With that, I will turn it back over to Gary for his final remarks.
Gary Loveman:
Caesars’ execution on its strategic and capital structure initiatives has benefitted the company and provided a runway for growth. Our work in Vegas now turns to maximizing the benefits from the innovative investments at the center of the Strip, amidst improving market dynamics.
Upon completion of the capital structure actions I have described, Caesars is much better positioned to reduce CEOC’s leverage, improve cash flows and increase shareholder value.
During today’s Q&A session, we will not be able to provide any additional disclosures related to the capital structure or the transactions that are under way. We have provided as much detail as we are presently able to and will release additional details as they become available. We are happy to take questions on the company’s operations.
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1Q14 Earnings Release Call
Supplemental Information

Debt Information:

As of March 31, 2014, the total face value of debt was $23.6 billion. The intercompany loan from CEC to CEOC was $260 million.
Capital Expenditures:

Consolidated capital expenditures were over $240 million in 1Q.
We expect consolidated capital expenditures in 2014 to be approximately $950 million to $1.15 billion, with the table below providing a breakdown by entity.

	2014 (Estimated Range)
(in millions)	Low	High
CGP	$445.0	$530.0
CEOC	340.0	420.0
CERP	115.0	140.0
CEC	50.0	60.0
Total	$950.0	$1,150.0

CGP capex includes funds for The Quad renovation, Cromwell, Baltimore and various other projects associated with its property assets, including the four assets currently being purchased from CEOC. Part of this capex will be funded by project level debt, and some by the financing being contemplated for the four assets being purchased.
CEOC capex is to fund primarily maintenance projects. CERP capex will be used to complete the LINQ and fund property maintenance projects. CEC capex will primarily be spent on the Atlantic City meeting facility project.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the sale of the Properties, and future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission:

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the new CEOC first lien term loan and amendment to the CEOC credit agreement and related Caesars Entertainment guarantee of the CEOC credit agreement may not be consummated on the terms contemplated or at all and other access to available and reasonable financing on a timely basis

•	the ability to satisfy the conditions to the closing with respect to the sale of Harrah’s New Orleans to Caesars Growth Partners, including receipt of required regulatory approvals;

•	the sale of Harrah’s New Orleans to Caesars Growth Partners may not be consummated on the terms contemplated or at all;

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the assertion and outcome of litigation or other claims that may be brought against the Company by creditors of CEOC, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;

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changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

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acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.